UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2011

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2011, the Board of Directors of LiveDeal, Inc. (“LiveDeal” or the “Company”) appointed Kevin A. Hall as Chief Executive Officer of the Company, effective immediately.  Mr. Hall previously served as President and Chief Operating Officer of the Company since May 2010 and will continue to serve as President.

Mr. Hall, 47, joined LiveDeal in April 2009 as General Counsel and Vice President of Human Resources and Business Development.  In January 2010, he was appointed LiveDeal’s interim Chief Operating Officer and was later named President and Chief Operating Officer in May 2010.  Prior to joining LiveDeal, Mr. Hall was a partner in the San Francisco, California and New York, New York offices of Reed Smith LLP, an international law firm with more than 1,500 attorneys worldwide, from 2006 until 2008.  Previously, he was a senior associate and later a partner in the New York, New York, office of Linklaters, a London-based global law firm, from 1998 until 2006.  Mr. Hall, who is admitted to practice law in California and New York, specializes in general corporate law, finance, structured finance, and other complex commercial and financial transactions including mergers and acquisitions.  He holds a B.A. in History and French Literature from Columbia College, a Master’s Degree in International Affairs from Columbia University, and a law degree from Cornell School of Law.

In connection with his appointment as Chief Executive Officer, Mr. Hall entered into an Employment Agreement with the Company, effective as of March 24, 2011 (the “Employment Agreement”).  The Employment Agreement provides for a two-year term of employment, which may be extended upon the parties’ mutual agreement, and an annual base salary of $225,000.  Mr. Hall will be entitled to receive an annual performance bonus in the event that the Company reaches certain performance measures established by the Board of Directors or its Compensation Committee.  The performance milestones will be weighted 75% financial and 25% personal, and Mr. Hall’s target bonus will be equal to 50% of his base salary.

The Employment Agreement further provides that Mr. Hall is entitled to an option to purchase 12,813 shares of the Company’s common stock at an exercise price of $3.72 per share, which was equal to the closing price of the Company’s common stock on the date of grant.  The option was granted pursuant to the Company’s 2003 Stock Plan and will vest according to the following schedule:  25% on March 24, 2012 (the first anniversary of the grant date) and 1/36 of the remainder each month beginning on April 24, 2012.  Notwithstanding the foregoing, all unvested shares will immediately vest and become exercisable if a Change in Control (as defined in the Employment Agreement) occurs and Mr. Hall’s employment is terminated, or certain other events occur, within the 12-month period following the Change in Control.

If the Company terminates Mr. Hall’s employment during the first year of his term of employment without Cause (as defined in the Employment Agreement) and certain other conditions or met (including that Mr. Hall provide a valid release of claims in favor of the Company), Mr. Hall will be entitled to receive a lump sum severance payment equal to his then current monthly salary for three months.  After March 24, 2012 but prior to the end of his term of employment, if the Company terminates Mr. Hall’s employment without Cause, Mr. Hall will be entitled to a severance payment equal to his then current monthly salary for six months.  The Employment Agreement also provides that the Company will reimburse Mr. Hall for reasonable business expenses and allows him to participate in its regular benefit programs.

The Company issued a press release to announce Mr. Hall’s appointment as Chief Executive Officer of the Company.  A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release issued by LiveDeal, Inc. on March 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: March 29, 2011	/s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by LiveDeal, Inc. on March 29, 2011